Exhibit 10.13

Horn Enterprise Co., Ltd. (Entrust)

Kaohsiung Medical University Chung-Ho Memorial Hospital

Agreement on Cooperation in Cloud Health Enterprise Project

Agreement on Cooperation in Cloud Health Enterprise Project

Between Horn Enterprise Co., Ltd. (Entrust) and Kaohsiung Medical University Chung-Ho Memorial Hospital

The Agreement is concluded on May 1, 2023

By and between

Kaohsiung Medical University Chung-Ho Memorial Hospital (hereinafter referred to as “Party A”), located at No.100 Ziyou No.1 Road, Sanmin District, Kaohsiung City.

Horn Enterprise Co., Ltd. (hereinafter referred to as “Party B”), located at 7/F, Building 14, No.597 Jiuru No.2 Road, Sanmin District, Kaohsiung City.

Based on the principle of mutual benefit, the parties agree to enter into the Agreement on the matters relating to cooperation in [cloud health enterprise project services], with the terms and conditions as follows:

Article 1: Purpose and Project of Cooperation

The parties have developed the program of [cloud health enterprise project services] to promote and implement the optimization method of medical and health care for the public, improve the well-being of the public, and extend the comprehensive effect of medical services provided by medical institutions. The parties will cooperate in promoting the development of cloud health enterprise project services. The cooperation project is as follows:

I.	Regarding the cooperation program of [cloud health enterprise project services], Party A shall be responsible for implementing the service items of [cloud health enterprise business services] [see Appendix I] for the service object of the program. Party B shall provide Party A with the [cloud health management system] and the corresponding equipment and devices. Party B shall be responsible for the maintenance and update of the equipment system, software and hardware, except in the case of improper use by Party A.

II.	The [cloud health management system] provided by Party B is authorized for use by Party A. The Agreement does not constitute any express or implied authorization of the intellectual property right related to the [cloud health management system].

III.	The parties shall also sign a separate tripartite agreement on cooperation in project services with the enterprise.

Article 2: Term

The Agreement shall be valid from May 1, 2023 to April 30, 2024. If, 3 months before the expiration of the Agreement, neither party gives a written notice of not renewing the Agreement to the other party, the Agreement shall be automatically extended for one year on the same terms and conditions, and likewise thereafter.

Article 3: Service Object

For the purpose of the Agreement, the service object of the program refers to the person who applies for and uses [cloud health enterprise project services] upon approval by the parties after the parties jointly receive the case and the login of the case received is completed.

Article 4: Application for and Termination of Services

The service object of the program during the validity period of the Agreement can use the content of the service agreement signed.

Article 5: Service Items and Contents

I.	For the service contents of cloud health enterprise project, see [Appendix I].

II.	The services provided by Party A are only consultation and management services related to health care of the service object of the program, excluding [medical diagnosis] and [treatment services], and the advice content of consultation services shall not replace the advice content given by doctors of the service object of the program, and shall be used for reference only. In performing consultation and management services during the service period, Party A shall only provide advice based on the information at the time, but the advice of consultation services shall not replace the medical treatment, and if the service object of the program has uncomfortable symptoms, he/she shall still voluntarily seek medical treatment to avoid delay in the treatment of the disease.

III.	The service object of the program shall bear personal health risks. Regarding the use of services under the program, Party B shall voluntarily disclose to the service object of the program or main caregiver thereof that the services under the program do not provide any express or implied guarantee that the service object of the program will be free from the possibility of illness or death.

Article 6: Calculation of Service Fees

I.	Party B shall be responsible for collecting service fees from the service object of the program when he/she applies for using the services under the program.

II.	Party B shall also take the initiative to notify Party A of any change in the service fees collected from the service object of the program, and the parties shall separately negotiate and sign a written agreement.

Article 7:

Payment Mechanism for Service Fees and Entrusted Management Fees/Payment Method for Profit Distribution

I.	The parties shall jointly establish the payment mechanism mentioned in this article to meet health care needs of the service object of the program.

II.	Payment mechanism for profit distribution:

(I)	Profit distribution: 90% of the total service fee agreed by either of Party A and Party B with the enterprise shall be given to Party A, and 10% shall be given to Party B.

(II)	Party A shall settle the cases with the completed login at the end of each month, and provide the list and amount to Party B for confirmation before the 10th day of the following month. Party A shall, after confirmation, issue an invoice to Party B for payment. Party B shall, within one month upon receipt of the invoice, remit the payment to the transaction account designated by Party A to complete the payment procedures.

Designated account: Sanmin Branch of First Bank 70450145000

Account name: Kaohsiung Medical University Chung-Ho Memorial Hospital as consortium legal person

III.	Identification of login: The login shall be deemed to be completed after the service object of the program is confirmed by Party A or signs the member consent and personal consent to cloud health enterprise project services and pays the first installment of service fees.

Article 8: Confidentiality

I.	The parties understand that each party’s information, business network, identification information of service providers, list of [service objects of the program] or relevant information required for the provision of services are business secrets, confidential information and important assets of the party; unless otherwise stipulated by laws or with the consent of the service object of the program, the foregoing information shall not be used beyond the scope necessary for the execution of the Agreement, and shall not be copied, duplicated, or disclosed to any third party in any form or the personal information obtained or held shall not be disclosed, or transferred, assigned or disposed of in any way, except where the foregoing information has been disclosed.

II.	Either party shall be responsible for causing its employees, agents, users or performance assistants to jointly comply with the aforementioned confidentiality obligations. In case of any breach of the aforementioned confidentiality obligations, either party shall jointly and severally bear all relevant legal liability and liability for damage to the other party with the actor.

III.	This article shall survive the expiration of the validity period or termination or rescission of the Agreement.

Article 9: Exclusions

I.	If services cannot be performed smoothly due to the use of the service object of the program, force majeure such as natural disasters, wars, civil strife and terrorist activities or other factors beyond the control of Party B, the parties shall not bear the relevant liability, provided that Party B shall still distribute the fees already collected to Party A in accordance with provisions.

II.	If services cannot be performed smoothly due to the service object of the program, telecommunications service providers, and ISP (Internet service provider) service providers, the parties shall not bear the relevant liability, provided that Party B shall still distribute the fees already collected to Party A in accordance with provisions.

III.	The transmission of service information is signal collection and transmission through the [Gateway] (Gateway), personal mobile phone or personal tablet computer. If services cannot be performed smoothly due to the [Gateway] (Gateway), personal mobile phone or personal tablet computer, the parties shall not bear the relevant liability, provided that Party B shall still distribute the fees already collected to Party A in accordance with provisions.

Article 10: Termination

I.	The parties agree that to protect the right of the service object of the program to use services, during the validity period of the Agreement, neither party shall arbitrarily terminate the Agreement in advance, except under the circumstances stipulated in Paragraph 2 of this article.

II.	The parties agree that during the validity period of the Agreement, a party may terminate the Agreement immediately after giving a written notice to the other party if the other party falls under any of the following circumstances:

(I)	Bankruptcy, liquidation, dissolution, reorganization or cessation of business; a party to the Agreement or creditor applies to the court or the chamber of commerce or the competent authority for bankruptcy, liquidation, dissolution, reorganization or cessation of business of the other party.

(II)	Either party breaches or fails to perform any provision of the Agreement, and the cause of such breach or failure cannot be corrected; or correction is carried out, but not within the time limit for correction required by the other party in written form.

(III)	The performance of the Agreement is suspended or prohibited based on any applicable regulations or requirements of the competent authority.

(IV)	The location of the company of either party or the location of its head office is involved in a war, whether declared or not, due to the hostile act of another country, or part or all of the territory is occupied.

(V)	Either party’s violation of Article 12 or either party’s conduct damaging the reputation of the other party is confirmed through legal formalities.

III.	To protect the rights and interests of the service object of the program, Party B shall notify the service object of the program in writing upon termination of the cooperation between the parties.

Article 11: Liability for Breach

I.	The parties agree that if a party breaches the Agreement due to its own reason, causing damages to the other party (not limited to the termination of the Agreement), the party shall bear all the liability for damage to the other party and the corresponding legal liability.

II.	If the breach causes the liability for damage to the service object of the program or the third party, the breaching party agrees to bear the ultimate liability for damage and the corresponding legal liability.

Article 12: Relationship between the Parties

I.	Except as otherwise provided by laws or the Agreement, no employment, subordination, partnership or similar relationship will be established between the parties as a result of signing of the Agreement, and neither party shall have any obligation or right in respect of the other party’s business operation.

II.	Except with the written consent of the other party, neither party has the right to perform any obligation on behalf of the other party, or make any undertaking or incur any debt on behalf of the other party.

III.	The rights and obligations hereunder shall be exclusive to the parties. Without the prior written consent of the other party, neither party shall assign or otherwise transfer to or inform any third party of its rights and obligations hereunder in part or in whole.

Article 13: Modification

I.	The relevant appendices to the Agreement shall be regarded as part of the Agreement and have the same effect as the Agreement.

II.	The waiver, restriction, transfer, addition, deletion, amendment or modification of all rights and obligations hereunder shall be signed by the legally authorized representatives of the parties in written form.

III.	In case of matters not covered in the Agreement, the Agreement may be modified with consent of the parties.

Article 14: Patent Declaration

The services and software and hardware equipment provided by Party B have not infringed patent rights of others, and Party B is willing to bear all legal liability in case of infringement.

Article 15: Interpretation and Court of Jurisdiction

I.	The interpretation of the Agreement shall be governed by the laws of the Republic of China. In case of any doubt about the interpretation of the Agreement, affecting the performance of the Agreement, the parties agree to settle the matter through negotiation in good faith.

II.	In case of any dispute arising out of the Agreement, the parties agree that the Kaohsiung District Court of Taiwan shall be the court of first instance.

Article 16: Counterparts

The Agreement is made in duplicate, one copy for each party.

(No text below)

[Appendix I] Table of Services of Cloud Health Enterprise Project

24-hour emergency consultation	Personal health consultation services	Family health consultation services	Provision of health education information online every month
If the service receiver feels physically sick and needs nursing consultation, he/she can call the consultation hotline and the nurse on duty in the service center will provide consultation services.

If the service receiver has any health-related problem, he/she can conduct consultation by line text or call the consultation hotline, and the nurse in the service center will provide health education information.

If family members of the service receiver have any health- related problem, they can conduct consultation by line text or call the consultation hotline, and the nurse in the service center will provide health education information.

New health knowledge or related health education information will be provided every month for the reference of the service receiver.